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                                                                     EXHIBIT 3.1



DEMAND PROMISSORY NOTE: SUB-PRIME -- EXECUTIVE STOCK OPTION PROGRAM

Amount $2,256,181
Cleveland, Ohio
March 8, 1999


ON DEMAND, FOR VALUE RECEIVED and intending to be legally bound, Thomas P. and Deborah A. Perciak ("Borrower"), whose mailing address is 14092 Pearl Road, Strongsville, Ohio 44136, hereby promises to pay to the order of National City Bank ("Bank"), a national banking association having a banking office at 1900 East Ninth St., Cleveland, Ohio 44114, Attention: Private Banking (division or group), Locator No. 2020, at the address specified on the bills received by Borrower from Bank (or at such other place as Bank may from time to time designate by written notice) in lawful money of the United States of America, the principal sum of TWO MILLION TWO HUNDRED FIFTY-SIX THOUSAND ONE-HUNDRED AND EIGHTY ONE DOLLARS together with interest and any other related fees and charges, all as provided below. To the maximum extent permitted by law, presentment, protest, and notice of dishonor are waived by all makers and all indorsers of this note, now or hereafter existing. Any reference to any rate of interest or late charge to be applicable after any notice of demand, the commencement of any Proceeding, or the due date of any interest is made solely for the purpose of determining the rate of interest and late charges applicable hereunder, and shall not diminish or impair Bank's right to enforce this note at any time.

1. Disbursement. Bank is hereby directed, absent notice from Borrower to the contrary, to disburse the proceeds of the loan evidenced hereby to Borrower's general checking account with Bank. Bank shall have no duty to follow, nor any liability for, the application of any proceeds of the loan evidenced hereby.

2. Interest. The unpaid principal balance of this note shall at all times (whether prior to demand, after demand or after the commencement of any Proceeding with respect to Borrower) bear interest at a fluctuating rate equal to the Prime Rate less one percent (1.0%) per annum. Interest on this note shall be payable in arrears quarterly on the 15th day of each quarter (commencing on June 15, 1999) and on demand.

3. Closing and Documentation Fee. Borrower shall pay Bank, on the date of this note, a non-refundable closing and documentation fee in an amount equal to One Hundred Dollars ($100.00).

4. Definition. As used in this note, except where the context clearly requires otherwise, "Bank Debt" means, collectively, all Debt to Bank, whether incurred directly to Bank or acquired by it by purchase, pledge, or otherwise, and whether participated to or from Bank in whole or in part; "Debt" means, collectively, all obligations of the Person or Persons in question, whether now owing or hereafter arising, whether owing absolutely or contingently, and howsoever created; "Obligor" means any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of the Bank Debt of Borrower and (in addition to Borrower) includes, without limitation, co-makers, indorsers, guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to assure such other Obligor's creditors or any of them against loss; "Person" means an individual or entity of any kind, including, without limitation, any association, company, cooperative, corporation, partnership, trust, governmental body or any other form or kind of equity; "Prime Rate" means the fluctuating rate per annum which is publicly announced from time to time by Bank as being its so-called "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating-rate loans; "Proceeding"


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means any assignment for the benefit of creditors, any case in bankruptcy, any marshalling of any Obligor's assets for the benefit of creditors, any moratorium on the payment of debts, or any proceeding under any law relating to conservatorship, insolvency, liquidation, receivership, trusteeship, or any similar event, condition, or other thing; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

5. Late Charges. If any principal of this note is not paid within ten (10) days after Bank shall have given Borrower notice of demand for the principal of this note or within ten (10) days after the commencement of any Proceeding with respect to Borrower, or if any interest on this note is not paid within ten (10) days after the due date of that interest, then and in each such case, Bank shall have the right to assess a late charge, payable by Borrower on demand, in an amount equal to the greater of forty dollars ($40.00) or five percent (5%) of the amount not timely paid.

6. No Setoff. Borrower hereby waives all now existing or hereafter arising rights to recoup or offset any obligation of Borrower under this note or any writing related hereto against any claim or right of Borrower against Bank.

7. Indemnity: Administration and Enforcement. Borrower will reimburse Bank, on Bank's demand from time to time, for any and all frees, costs, and expenses (including, without limitation, the fees and disbursements of outside legal counsel and the interdepartmental charges and/or salary of in-house counsel) incurred by Bank in protecting, enforcing, or attempting to protect or enforce its rights under this note.

8. Waivers; Remedies; Application of Payments. No waiver, consent, or amendment shall be binding upon Bank unless set forth in a writing (which writing shall be narrowly construed) signed by Bank. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, or privilege of Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each such right, power, or privilege may be exercised either independently or concurrently with others and as often and in such order as Bank may deem expedient in its sole discretion. Each right, power, or privilege specified or referred to in this note is in addition to and not in limitation of any other rights, powers, and privileges that Bank may otherwise have or acquire by operation of law, by other contract, or otherwise. Bank shall have the right to apply payments in respect of the indebtedness evidenced by this note with such allocation to the respective parts thereof and the respective dates thereof as Bank in its sole discretion may from time to time deem advisable.

9. Other Provisions. The provisions of this note shall bind Borrower and Borrower's heirs, executors, successors and assigns and benefit Bank and its successors and assigns, including each subsequent holder, if any, of this note. Except for Borrower and Bank and their respective successors and assigns, there are no intended beneficiaries of this note. The captions to the sections and subsections of this note are inserted for convenience only and shall be ignored in interpreting the provisions thereof. If any provision in this note shall be or become illegal or unenforceable in any case, then that provision shall be deemed modified in that case so as to be legal and enforceable to the maximum extent permitted by law while most nearly preserving its original intent, and in any case the illegality or unenforceability of that provision shall affect neither that provision in any other case nor any other provision. All fees, interest, and premiums for any given period shall accrue on the first day thereof but not on the last day thereof (unless the last day is the first day) and in each case shall be computed on the basis of a 360-day year and the actual number of days in the period. In no event shall interest accrue at a higher rate than the maximum rate, if any, permitted by law. Bank shall have the right to furnish to its affiliates, and to such other Persons as Bank shall deem advisable for the conduct of its business, information concerning the business, financial


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condition, and property of Borrower, the amount of the Bank Debt of Borrower, and the terms, conditions, and other provisions applicable to the respective parts thereof. Borrower hereby grants to Bank a security interest in all deposit accounts Borrower has or at any time may have with Bank or Bank's affiliates to secure the payment of all amounts owed under this note and all other Debt of Borrower to Bank or Bank's affiliates. Borrower irrevocably makes Bank Borrower's agent to sign on Borrower's behalf all documents and items in connection with this note including, without limitation, applications, proofs of loss, receipts, settlements, releases, certificates, other evidences of title and any instrument payable to Borrower; this agency shall be coupled with an interest and shall not be revoked by the death, dissolution, incompetency or incapacity of Borrower. This note shall be governed by the law (excluding conflict of laws rules) of the jurisdiction in which Bank's banking office is located.

10. Integration. This note and, to the extent consistent with this note, the other writings related hereto, set forth the entire agreement of Borrower and Bank as to the subject matter of this note. Without limiting the generality of the foregoing, Borrower hereby acknowledges that Bank has not based, conditioned, or offered to base or condition the credit hereby evidenced or any charges, fees, interest rates, or premiums applicable thereto upon Borrower's agreement to obtain any other credit, property, or service other than any loan, discount, deposit, or trust service from Bank.


                        Borrower:  /s/ Thomas P. Perciak  /  Deborah A. Perciak
                                   --------------------------------------------
                        Printed Name:  Thomas P. and Deborah A. Perciak